Exhibit 10.2

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.
SEVERANCE BENEFITS AGREEMENT

        THIS AGREEMENT, entered into as of the 1st day of February, 2007, by and between HARLEY-DAVIDSON FINANCIAL SERVICES, INC., a Delaware corporation (“Employer”), and SAIYID T. NAQVI (“Executive”).

        WHEREAS, Employer desires to continue to attract and retain skilled and dedicated management employees;

        WHEREAS, Executive is currently employed by Employer in an executive capacity and has unique skills and abilities that are of benefit to Employer; and

        WHEREAS, Employer desires to provide Executive certain assurances regarding severance pay and other benefits in the event of a Covered Termination (as defined below).

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

        1.    Not an Employment Agreement. This Agreement is not an employment agreement and shall not change the employment relationship between Employer and Executive. Except as expressly provided herein, this Agreement shall not amend or alter the terms of, or limit the benefits to Executive under, any existing or future employment, transition, change of control or other agreement between Executive and Employer. This Agreement shall not be amended by any such future agreement unless such future agreement specifically provides that the terms of this Agreement shall be amended. Anything in this Agreement to the contrary notwithstanding and subject to any existing or future employment or other agreement between Employer and Executive, (a) Executive may terminate Executive’s employment with Employer at any time and for any reason and (b) Employer may terminate Executive’s employment with Employer at any time and for any reason.

        2.    Definitions.

a. Affiliate. “Affiliate” shall mean any parent, subsidiary or other affiliate of Employer.

b. Base Salary Amount. “Base Salary Amount” shall mean (1) the amount of Executive’s average monthly base salary during either (i) if Executive has been employed by Employer for twelve (12) or more consecutive months immediately prior to the Termination Date, the twelve (12) consecutive months immediately prior to the Termination Date or (ii) if Executive has been employed by Employer for less than twelve (12) consecutive months immediately prior to the Termination Date, the consecutive months of Executive’s employment with Employer immediately prior to the Termination Date, multiplied by (2) either (i) if Executive has been employed by Employer for twenty four (24) or more consecutive months immediately prior to the Termination Date, twelve (12) or (ii) if Executive has been employed by Employer for less than twenty four (24) consecutive months immediately prior to the Termination Date, six (6).

c. Benefit Period. “Benefit Period” shall mean (1) if Executive has been employed by Employer for twenty four (24) or more consecutive months immediately prior to the Termination Date, the twelve (12) consecutive months immediately following the Termination Date or (2) if Executive has been employed by Employer for less than twenty four (24) consecutive months immediately prior to the Termination Date, the six (6) consecutive months immediately following the Termination Date.

d. Cause. “Cause” shall mean:

(1) the conviction of Executive of a felony or a crime involving moral turpitude, theft or fraud; or

(2) Executive’s refusal to perform duties as directed in good faith by Executive’s supervisor, which failure is not cured within 10 days after written notice thereof from Employer to Executive; or

(3) Executive’s engaging in sexual harassment or any act involving theft or fraud with respect to Employer or any of its parents, subsidiaries or other affiliates, as determined by the Chief Executive Officer of Employer; or

(4) Executive’s reckless conduct or willful misconduct which results in substantial harm (in relation to Executive’s annual compensation), as determined by the Chief Executive Officer of Employer, whether financial, reputational or otherwise, to Employer or any of its parents, subsidiaries or other affiliates.

e. Covered Termination. “Covered Termination” shall mean Employer’s termination of Executive’s employment with Employer other than (1) for Cause or (2) in connection with the death or disability of Executive. Notwithstanding the foregoing, the transfer of Executive’s employment to any Affiliate shall not be a Covered Termination.

f. Disability. “Disability” shall have the meaning assigned to it in the long-term disability insurance policy then provided or made available to Executive by or through Employer. If there is then no such policy or such term is not defined therein, then “Disability” shall mean Executive’s incapacity due to physical or mental illness causing Executive to be absent from the full-time performance of Executive’s duties with Employer for sixty (60) consecutive days.

g. Stock Plans. “Stock Plans” shall mean the Employer’s Amended 2004 Incentive Stock Plan, the Employer’s 1995 Stock Option Plan, as amended, and any other existing or future plans for the issuance of stock options, stock appreciation rights or restricted stock.

h. Termination Date. “Termination Date” shall mean the date on which a Covered Termination is effective, which date shall not be less than twenty-five (25) days after the date the Termination Notice is delivered to Executive.

i. Termination Notice Date. “Termination Notice Date” shall mean the date on which written notice is delivered by Employer to Executive stating that the Executive’s employment is being terminated pursuant to a Covered Termination and setting forth the Termination Date.

        3.    Severance Benefits. In the event of a Covered Termination and in lieu of any benefits or other amounts that would otherwise be payable by Employer to Executive as a result of, arising out of or following such Covered Termination, Executive shall be entitled to all of the following:

a. a lump sum payment, payable within thirty (30) days following the Termination Date, equal to the Base Salary Amount.

b. during the Benefit Period or the period beginning on the Termination Date and ending on the date Executive becomes employed on a substantially full-time basis, whichever is shorter, Employer shall make available to Executive coverage under Employer’s medical, dental and life insurance plans (but not short or long term disability) on the same terms as such plans are made available to Employer’s salaried employees generally.

c. during the Benefit Period or the period beginning on the Termination Date and ending on the date Executive becomes employed on a substantially full-time basis, whichever is shorter, Employer shall maintain any life insurance on Executive’s life owned by Employer and shall pay the premiums (for such period) due on any life insurance on Executive’s life owned by Executive.

d. any other benefits payable pursuant to the terms of the Stock Plans (and applicable agreements thereunder) and any incentive compensation (including STIP), pension, 401(k), retirement, savings or deferred compensation plans earned up to Termination Date.

e. reimbursement of any expenses incurred by Executive in the ordinary course of employment prior to the Termination Date consistent with Employer’s then existing expense reimbursement policy.

        4.    No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 3 hereof by seeking other employment or otherwise, nor will the amount provided for in Section 3(a) hereof be reduced by any compensation earned by Executive as a result of employment by another employer after the Termination Date.

        5.    Exclusivity.

a. The benefits provided for herein are intended to constitute a minimum, but noncumulative, benefit package for Executive in the event of a Covered Termination. If Executive has or claims to have any Claims (as defined below), Executive may elect to assert such Claims. If, however, Executive does formally assert one or more Claims in a writing submitted to Employer, or an appropriate body to determine such Claims, for the legal enforcement of such Claims, such writing shall constitute an irrevocable waiver and disclaimer of Executive’s benefits and rights under this Agreement.

b. As a condition of receiving the benefits provided for herein, Executive shall be required to execute, prior to receiving any benefits hereunder, a release in a form reasonably satisfactory to Employer, of all other claims against Employer arising out of such Covered Termination (the “Claims”), including but not limited to any and all claims arising out of contract (written, oral, or implied in law or in fact), tort (including negligent and intentional acts), or state, federal or local law (including discrimination on any basis whatsoever); a reaffirmation of the Executive’s confidentiality agreement; a non-solicitation of other employees; and a non-compete agreement effective during the Benefit Period.

c. If Executive has received benefits under this Agreement for a Covered Termination and thereafter asserts any Claims, Executive shall, notwithstanding any other agreement to the contrary, return to Employer all benefits received hereunder as a condition of being allowed to assert any such Claims. If for any reason Executive cannot legally be compelled to return such benefits, Employer shall be given, to the extent allowed by law, credit for all amounts received by Executive under this Agreement against any other amounts otherwise due to Executive arising out of any such Claims. Notwithstanding the foregoing, this Section 5(c) shall not be construed to limit or otherwise modify the terms of any release executed by Executive pursuant to Section 5(b) hereof or otherwise.

        6.    Other Termination. In the event Executive’s employment with Employer terminates other than pursuant to a Covered Termination, including without limitation, a termination for Cause, termination by reason of Executive’s death, Disability or retirement or a voluntary termination by Executive, Executive shall be entitled to no benefits or rights under this Agreement.

        7.    Amendment, Termination and Assignment. This Agreement may be amended, terminated or superseded only by a written instrument signed by Executive and Employer. This Agreement may not be assigned by Executive. Notwithstanding anything in this Agreement to the contrary, Employer may unilaterally amend this Agreement to make changes that Employer reasonably determines are necessary or appropriate for purposes of causing this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code and regulations proposed or promulgated thereunder, so long as Employer makes the same changes to corresponding agreements to which other Employer executives are parties.

        8.    Transfer of Employment. If Executive’s employment is transferred to any Affiliate, such Affiliate shall assume Employer’s obligations hereunder and following such transfer such Affiliate shall be deemed the “Employer” for purposes of this Agreement.

        9.    Headings. Headings used herein are for convenience only and shall not constitute a part of or affect the meaning or interpretation of this Agreement.

        10.    Governing Law; Venue. This Agreement shall be deemed to have been made and executed in the State of Wisconsin and the validity, interpretation and enforcement hereof shall be governed by the internal laws of the State of Wisconsin. In the event of any dispute arising from or in connection with this Agreement, Executive consents and agrees to in personam jurisdiction and to venue exclusively in either the Circuit Court for Milwaukee County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, located in Milwaukee, Wisconsin.

        IN WITNESS WHEREOF, the parties have executed this Agreement at Milwaukee, Wisconsin as of the date first above written.

EXECUTIVE:	EMPLOYER:
HARLEY-DAVIDSON FINANCIAL
SERVICES, INC.
/s/ Saiyid T. Naqvi	By: /s/ James L. Ziemer
Saiyid T. Naqvi